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                                                                    EXHIBIT 5.2


                  OPINION OF JIMMERSON, DAVIS & SANTORO, P.C.


                                 [LETTERHEAD OF
                        JIMMERSON, DAVIS & SANTORO, P.C.
                                 APPEARS HERE]



January 22, 1996


La-Man Corporation
Sanlando Center, Suite 6136
2180 State Road 434
Longwood, FL  32779

          RE:  FORM S-8 REGISTRATION STATEMENT


Gentlemen:

We have acted as counsel to La-Man Corporation, a Nevada corporation ("La-Man"), in connection with the preparation of a Post-Effective Amendment No. 1 ("Amendment") to La-Man's Registration Statement on Form S-8 (Registration No. 33-81348) (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") with respect to 1,000,000 additional shares of common stock, par value $.001 per share, of La-Man ("Common Stock"), reserved for issuance from time to time upon grants of awards of Common Stock or upon exercise of Common Stock option awards granted pursuant to La-Man's Amended and Restated 1994 Employee and Consultant Stock Compensation Plan, as amended by Amendment No. 1 thereto effective September 1, 1995 (as so amended, the "Stock Compensation Plan").

We have examined and relied upon the Articles of Incorporation and Bylaws of La-Man, the form of the Stock Compensation Plan, the La-Man Corporation Officer's Certificate dated January 22, 1996 setting forth resolutions of the Finance Committee of the Board of Directors approving the amendment to the Stock Compensation Plan effective September 1, 1995, and we have also examined such other documents as we deemed advisable, for purposes of expressing the following opinion.

Based upon the foregoing and such other matters as we have deemed relevant, it is our opinion that the additional 1,000,000 shares of Common Stock reserved for issuance under the Stock Compensation Plan as authorized pursuant to Amendment No. 1 thereto effective September 1, 1995 and included in the Registration Statement pursuant to the Amendment will, when issued in accordance with the terms of the Stock Compensation Plan, be duly authorized, legally issued, fully paid and nonassessable.
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The opinions set forth herein are expressly made subject to and are qualified by the following:

          1. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies.

          2. We have examined and relied upon the representations and warranties as to factual matters contained in the Amendment and the La-Man Corporation Stock Compensation Plan as submitted to us by La-Man.

          3. Insofar as the opinion expressed herein may relate to shares of Common Stock issuable upon the exercise of Common Stock purchase options granted as awards under the Stock Compensation Plan, we have assumed that upon the exercise of any option contained in the Plan, a resolution will be adopted by the Board of Directors pursuant to NRS 78.200, entitled Rights or Options to Purchase Stock, which sets forth the terms and the price at which any such shares may be purchased from the Corporation, and that all other conditions precedent to the exercise of such options will have been fulfilled.

          4. We are licensed to practice law in the State of Nevada only. Accordingly, the opinions expressed above are with respect to the laws of Nevada only. We express no opinion as to the laws of any other jurisdiction, including federal securities and pension/profit sharing plan requirements.

          5. The opinions set forth herein are made as of the date of this letter and we assume no obligation to update or supplement these opinions to reflect any facts or circumstances which may hereafter come to our attention, or any changes to the laws which may hereafter occur.

          6.   The opinions presented are limited to matters expressly stated
               herein, and no opinion may be implied or inferred beyond the matters so stated.
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          7.  This opinion is furnished to and is solely for the benefit of La-
Man and neither this opinion nor any copies hereof may be delivered to, or relied upon by, any governmental agency or other person without our prior written approval. Notwithstanding the foregoing, we consent: (a) to the reliance on this opinion by Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A., with its opinion relative to the Amendment; and (b) to the use of this opinion as an exhibit to the Amendment.

Thank you for utilizing the services of our firm in this matter and please feel free to contact me if you have any questions or if any further information is required.

Sincerely,

JIMMERSON, DAVIS & SANTORO, P.C.

/s/ Thomas W. Davis, II, Esq.
------------------------------
Thomas W. Davis, II, Esq.

TWD:ls:wp

cc:  La-Man Corporation
     (original sent to Marshall Harris, Esq.)